As filed with the Securities and Exchange Commission on August 3, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FIRST BUSEY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	37-1078406
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

201 West Main Street, Urbana, Illinois 61801
 (Address of principal executive offices)

MAIN STREET TRUST, INC. 2000 STOCK INCENTIVE PLAN

(Full title of the plan)

Van A. Dukeman
Chief Executive Officer
201 West Main Street
Urbana, Illinois 61801
 (217) 365-4556
(Telephone number, including area code, of agent for service)

With copies of all communications to:

John E. Freechack, Esq.
 Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
 Phone: (312) 984-3100
Fax: (312) 984-3150

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	3,137,769	$19.45	$61,029,604	$1,874

(1)             Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Main Street Trust, Inc. 2000 Stock Incentive Plan.

(2)             Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2000 Stock Incentive Plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s common stock.

(3)             Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share is based on the average high and low prices of the common stock as reported on the NASDAQ Global Select Market on July 30, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Main Street Trust, Inc. 2000 Stock Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Certain Documents by Reference.

The following documents which have been filed with the United States Securities and Exchange Commission by First Busey Corporation (“First Busey”) pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:

(a)                                  First Busey’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 16, 2007 (Commission File No. 000-15950);

(b)                                 First Busey’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 10, 2007 (Commission File No. 000-15950);

(c)                                  All other reports required to be filed by First Busey pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the last fiscal year; and

(d)                                 The description of First Busey’s common stock which is contained in Form 8-A (1934 Act File No. 000-15950) filed with the Securities and Exchange Commission on April 30, 1990.

All documents subsequently filed by First Busey with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.        Description of Securities.

Not Applicable.

Item 5.        Interests of Named Experts and Counsel.

Not Applicable.

Item 6.        Indemnification of Directors and Officers.

Under Section 78.7502 of the Nevada Corporation Law (“NCL”), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys’ fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation—a “derivative action”) if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.  In accordance with Section 78.037(1) of the NCL,

Article Tenth of First Busey’s Restated Articles of Incorporation, as amended, eliminates the personal liability of First Busey’s directors to First Busey or its stockholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article Tenth and Section 78.037(1).

Item 7.        Exemption from Registration Claimed.

Not Applicable.

Item 8.        Exhibits.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.        Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urbana, State of Illinois, on August 3, 2007.

FIRST BUSEY CORPORATION

By:	/s/ Van A. Dukeman
Van A. Dukeman
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First Busey hereby severally constitute and appoint Van A. Dukeman, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable First Busey to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of common stock of First Busey issued pursuant to the Main Street Trust, Inc. 2000 Stock Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Van A. Dukeman	President, Chief Executive Officer and Director	August 3, 2007
Van A. Dukeman

/s/ Barbara J. Harrington	Chief Financial Officer	August 3, 2007
Barbara J. Harrington

/s/ Douglas C. Mills	Chairman and Director	August 3, 2007
Douglas C. Mills

/s/ David J. Downey	Director	August 3, 2007
David J. Downey

/s/ E. Phillips Knox	Director	August 3, 2007
E. Phillips Knox

/s/ Gregory B. Lykins	Director	August 3, 2007
Gregory B. Lykins

/s/ V. B. Leister, Jr.	Director	August 3, 2007
V. B. Leister, Jr.

/s/ August C. Meyer, Jr.	Director	August 3, 2007
August C. Meyer, Jr.

/s/ George T. Shapland	Director	August 3, 2007
George T. Shapland

FIRST BUSEY CORPORATION

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description
4.1	Main Street Trust, Inc. 2000 Stock Incentive Plan.

5.1	Opinion of Chapman and Cutler LLP.

23.1	Consent of McGladrey & Pullen, Independent Registered Public Accounting Firm.

23.2	Consent of Chapman & Culter LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).